Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date:	April 5, 2010
Contact:	Peter B. Orthwein, Richard E. Riegel, or Ron Fenech
THOR INDUSTRIES SELECTS GMAC AS ITS PREFERRED RETAIL FINANCE PROVIDER
Thor Industries announced today that it has selected GMAC Financial Services as the preferred retail finance provider for its retail customers. Peter Orthwein, Thor Chairman and CEO said, “retail financing plays a major role in RV sales. Over the past 2 years, we have worked to maintain as much stability in our industry as possible. One of the benefits of this stability is seeing a leader, such as GMAC, supporting Thor Industries and entering a strong and growing RV industry.”
GMAC plans to accept retail financing applications from Thor dealers for both new and used recreation vehicles within the next 45 days. This new retail finance business will launch in the following states: Alabama, California, Colorado, Florida, Georgia, Maryland, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, and Washington. GMAC plans to expand nationwide to all Thor dealers by the end of this year.
“The new relationship with Thor RV brands is a strong complement to our current vehicle financing business,” said GMAC President Bill Muir. “We look forward to supporting many of our current auto customers who purchase recreation vehicles, while extending our services to all buyers of Thor RV products.”
GMAC is extending employment offers to current employees who manage Thor’s captive finance company, including industry veteran Ed Arienti, who will lead the RV finance initiative at GMAC. Thor will continue to offer retail financing to its dealers until GMAC launches its program at which time Thor Credit will cease new loan activity.
Mr. Orthwein said, “with GMAC as our preferred retail financial services provider, we can help our dealers grow their business by providing nationwide access to competitive consumer financing.”
Thor Industries is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses and ambulances. GMAC Financial Services is a bank holding company with 15 million customers worldwide with business operations including automotive finance, mortgage, insurance, commercial finance and online banking.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10- K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.